EXHIBIT 99.1

WESTLAKE CHEMICAL CORPORATION

Contact – (713) 960-9111
Finance – Ruth I. Dreessen
Media – David R. Hansen

WESTLAKE CHEMICAL REPORTS FIRST QUARTER RESULTS

Houston, (May 11, 2004) – Westlake Chemical Corporation today reported first quarter net earnings of $10.0 million and adjusted EBITDA of $47.0 million on higher sales of $400.9 million. The results compare with net earnings of $10.4 million and adjusted EBITDA of $48.0 million on net sales of $380.6 million in the first quarter of last year. Higher selling prices contributed to improved net sales and helped offset the earnings impact of a previously announced fire at the company’s Calvert City, Ky. ethylene plant in January 2004. First quarter results also benefited from lower selling, general and administrative expenses (SG&A), resulting from the receipt of a $1.5 million legal settlement in the first quarter of 2004 and higher provisions for accounts receivable and legal expenses in the first quarter of 2003 as compared to the first quarter of 2004.

Sequentially, first quarter 2004 sales of $400.9 million compares favorably to the $365.9 million of net sales in the fourth quarter of 2003. Sales were higher in the first quarter primarily due to higher selling prices. The first quarter net income and adjusted EBITDA were essentially equal to the net income of $10.1 million and adjusted EBITDA of $47.1 million reported in the fourth quarter of 2003. Higher selling prices were offset by the effects of the outage at our Calvert City ethylene plant in January 2004.

OLEFINS SEGMENT

Income from operations increased by $4.7 million to $29.8 million in the first quarter of 2004 from $25.1 million in the first quarter of 2003. This increase was primarily due to higher selling prices and higher sales volumes in ethylene and styrene, which were partially offset by higher raw material costs for ethane, propane and benzene and lower polyethylene sales volumes.

First quarter 2004 income from operations was $29.8 million, as compared to income from operations of $17.7 million in the fourth quarter of 2003, an increase of $12.1 million. The increase was primarily due to higher selling prices, which were partially offset by higher feedstock and energy costs.

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VINYLS SEGMENT

First quarter loss from operations of $3.3 million compared unfavorably to income from operations of $2.1 million in the first quarter of 2003. This decrease was primarily due to the outage at our ethylene unit at Calvert City, Ky. which lasted for three weeks and reduced production of ethylene, PVC resin and VCM. This decrease was partially offset by higher selling prices for PVC pipe, PVC resin and VCM, and higher sales volumes for PVC pipe.

First quarter loss from operations of $3.3 million compared unfavorably to income from operations of $4.8 million in the fourth quarter of 2003. This decrease was primarily due to the fire in our ethylene unit at Calvert City as well as higher feedstock and energy costs. This decrease was partially offset by higher selling prices for PVC pipe, PVC resin and VCM, and higher sales volumes for PVC pipe.

In this release, Westlake refers to a non-GAAP financial measure, adjusted EBITDA. Adjusted EBITDA is calculated as net income before interest expense, income taxes, depreciation and amortization, other income [expense], debt retirement costs, impairment of long-lived assets (a non-cash charge) and minority interest. Adjusted EBITDA is not a substitute for the GAAP measures of earnings and cash flow. Adjusted EBITDA is included in this release because management believes that it is a useful tool for measuring the company’s ability to meet its future debt service, capital expenditure and working capital requirements and for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. Adjusted EBITDA is not necessarily a measure of Westlake’s ability to fund its cash needs. In addition, it should be noted that companies calculate EBITDA differently and, therefore, adjusted EBITDA as presented in this release may not be comparable to EBITDA or adjusted EBITDA reported by other companies.

Westlake Chemical Corporation Conference Call Information:

A conference call to discuss Westlake Chemical Corporation’s first quarter results will be held today, Tuesday, May 11, at 11:00 a.m. EST (10:00 a.m. CST). To access the conference call, dial (800) 299-7635, or (617) 786-2901 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 41058571.

A replay of today’s conference call will be available beginning an hour after its conclusion until 5:00 p.m. EST (4:00 p.m. CST) on Tuesday, May 18. To hear a replay, dial (888) 286-8010, or (617) 801-6888 for international callers. The replay passcode is 74651904.

Westlake is a manufacturer and supplier of petrochemicals, polymers and fabricated products with headquarters in Houston, Texas. The company’s range of products includes: ethylene, polyethylene, styrene, vinyl intermediates, PVC and PVC pipe, windows and fence. For more information, visit the company’s Web site at www.westlakegroup.com.

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WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited, in $000)

	Three Months Ended
	March 31,
	2004	2003
Net Sales	$400,894	$380,573
Cost of Sales	363,267	336,916

Gross Profit	37,627	43,657
Selling, General and Administrative Expenses	11,892	18,275
Income from Operations	25,735	25,382
Interest Expense	(10,396)	(8,407)
Other Income (Expense), net	(64)	3,510

Income before Taxes and Minority Interest	15,275	20,485
Income Tax Provision	5,302	7,587

Income before Minority Interest	9,973	12,898
Minority Interest	—	2,472

Net Income	$9,973	$10,426

Reconciliation of Net Income to Adjusted EBITDA
Net Income	$9,973	$10,426
Plus:
Minority Interest	—	2,472
Income Tax Provision	5,302	7,587
Interest Expense	10,396	8,407
Depreciation and amortization	21,295	22,643

EBITDA Excluding Minority Interest	46,966	51,535
Less:
Other Income (Expense), net	(64)	3,510
Plus:
Impairment of Long-Lived assets	—	—

Adjusted EBITDA	$47,030	$48,025

WESTLAKE CHEMICAL CORPORATION

SEGMENT INFORMATION

(unaudited, in $000)

	Three Months Ended
	March 31
	2004	2003
Net Sales to External Customers
Olefins	$259,876	$241,066
Vinyls	141,018	139,507

	$400,894	$380,573

Reconciliation of Income (loss) from operations to Adjusted EBITDA
Income (loss) from operations
Olefins	$29,792	$25,052
Vinyls	(3,261)	2,073
Corporate and Other	(796)	(1,743)

	$25,735	$25,382

Depreciation and Amortization
Olefins	$13,559	$13,039
Vinyls	7,527	8,370
Corporate and Other	209	1,234

	$21,295	$22,643

Adjusted EBITDA
Olefins	$43,351	$38,091
Vinyls	4,266	10,443
Corporate and Other	(587)	(509)

	$47,030	$48,025

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(in $000)

	Unaudited
	March 31,	December 31,
	2004	2003
ASSETS
Current Assets
Cash and Cash Equivalents	$36,828	$37,371
Accounts Receivable (net)	177,152	178,639
Inventories	198,300	180,760
Other Current Assets	14,575	16,073

Total Current Assets	426,855	412,843
Property, Plant and Equipment (net)	895,047	905,068
Other Assets (net)	67,778	68,027

Total Assets	$1,389,680	$1,385,938

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable and Accrued Liabilities	$167,558	$178,855
Current Portion of Long-Term Debt	1,200	1,200

Total Current Liabilities	168,758	180,055
Long-Term Debt	508,789	509,089
Other Liabilities	158,762	153,254

Total Liabilities	836,309	842,398

Stockholders’ Equity	553,371	543,540

Total Liabilities and Stockholders’ Equity	$1,389,680	$1,385,938

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in $000)

	Three Months Ended
	March 31,
	2004	2003
Cash Flows from Operating Activities:
Net Income	$9,973	$10,426

Adjustments to Reconcile Net Income to Net Cash:
Depreciation and Amortization	21,295	22,643
Deferred Tax Expense	5,047	7,670
Minority Interest in income	—	2,472
Other Balance Sheet Changes	(26,519)	1,391

	(177)	34,176
Net Cash Provided by Operating Activities	9,796	44,602

Cash Flows from Investing Activities:
Additions to Property, Plant and Equipment	(11,045)	(8,372)
Proceeds from disposition of assets	1,006
Proceeds from Insurance Claims	—	3,192

Net Cash Used by Investing Activities	(10,039)	(5,180)

Cash Flows from Financing Activities:
Proceeds from Borrowings	—	45,500
Repayment of Borrowings	(300)	(78,000)

Net Cash Used by Financing Activities	(300)	(32,500)

Net Increase (Decrease) in Cash	(543)	6,922
Cash Balance at the Beginning of the Period	37,371	10,074

Cash Balance at the End of the Period	$36,828	$16,996